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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                        MARINE MANAGEMENT SYSTEMS, INC.
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                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $.002 per share
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                         (Title of Class of Securities)

                                  568278 10 5
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                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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(1)      Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Person

              SCOTT R. OHMES
              ###-##-####
         ---------------------------------------------------

(2)      Check the Appropriate Box if a member of a Group (See Instructions)

         (a) N/A
             -----------------------------------------------
         (b) N/A
             -----------------------------------------------

(3)      SEC Use Only
                      -------------

(4)      Citizenship or Place of Organization: UNITED STATES OF AMERICA
                                               ---------------------------------

Number of Shares     (5)     Sole Voting Power: 313,830
                                                ---------------------
Beneficially Owned   (6)     Shared Voting Power: N/A
                                                  -------------------
By Each Reporting    (7)     Sole Dispositive Power: 313,830
                                                     ----------------
Person With          (8)     Shared Dispositive Power: N/A
                                                       --------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting

         Person:          313,830
                 ----------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9) Excludes

         Certain Shares (See Instructions)
                                           --------------------------
(11)     Percent of Class Represented by Amount in Row (9): 7.0%
                                                            ---------
(12)     Type of Reporting Person (See Instructions):  IN
                                                      ---------------



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Item 1(a). Name of Issuer:

                        MARINE MANAGEMENT SYSTEMS, INC.
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Item 1(b). Address of Issuer's Principal Executive Offices:

                  470 WEST AVENUE, STAMFORD, CONNECTICUT 06902
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Item 2(a). Name of Person Filing:

                                 SCOTT R. OHMES
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Item 2(b). Address of Principal Business Office or, if None, Residence:

                 41 BRIAR OAK DRIVE, WESTON, CONNECTICUT 06883
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Item 2(c). Citizenship:

                            UNITED STATES OF AMERICA
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Item 2(d). Title of Class of Securities:

                     COMMON STOCK PAR VALUE $.002 PER SHARE
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Item 2(e). CUSIP Number:

                                  568278 10 5
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Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act,

(b) [ ] Bank as defined in Section 3(a)(6) of the Act,

(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

(e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

(f) [ ] Employee Benefits Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act,

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(g)  [  ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
          Item 7,

(h)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4. Ownership.

(a)  Amount beneficially owned:

                                  313,830
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(b)  Percent of Class:

                                   7.0%
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(b)  Number of shares to which such person has:

     (i)   Sole power to vote or to direct the vote:         313,830
                                                     ----------------------

     (ii)  Shared power to vote or to direct the vote:         N/A
                                                       --------------------

     (iii) Sole power to dispose or to direct the disposition of:  313,830
                                                                  ---------

     (iv) Shared power to dispose or to direct the disposition of:   N/A
                                                                   -------
Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                                   N/A
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Item 7. Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on by the Parent Holding Company.

                                   N/A
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Item 8. Identification and Classification of Members of the Group.

                                   N/A
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Item 9. Notice of Dissolution of Group.

  N/A
---------------------------------------

Item 10. Certification.   N/A
                        ---------------
Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                          2/2/98
                              -------------------------------
                                          (Date)


                              /s/ Scott R. Ohmes
                              -------------------------------
                                       (Signature)
                                      Scott R. Ohmes


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